APPENDIX A

TO

THE ADMINISTRATION AGREEMENT

BETWEEN

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of 9/13/2004

The following is a list of Funds/Portfolios for which the Custodian shall serve under an
Administration Agreement dated as of June 1, 2002 "the Agreement":

BAILARD, BIEHL & KAISER BOND OPPORTUNITY FUND

BAILARD, BIEHL & KAISER COGNITIVE VALUE FUND

BAILARD, BIEHL & KAISER ENHANCED GROWTH FUND

BAILARD, BIEHL & KAISER INTERNATIONAL EQUITY FUND

IN WITNESS WHEREOF, each of the parties hereto has caused this APPENDIX A to be executed in its name and on behalf of each such Fund/Portfolio.

BAILARD, BIEHL & KAISER     BROWN BROTHERS HARRIMAN & CO.
OPPORTUNITY FUND GROUP, INC.

BY: /s/ Barbara V. Bailey    BY: /s/ James R. Kent

NAME: Barbara V. bailey    NAME: James R. Kent

TITLE: Treasurer    TITLE: Managing Director